                              CONFIRMING STATEMENT

This Statement confirms that the undersigned, Karen Dykstra, has authorized and designated Ira Parker and Julie Jacobs to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange
Commission as a result of the undersigned's ownership of or transactions in securities of AOL Inc. The authority of Ira Parker and Julie Jacobs under this
Statement shall continue until the undersigned is no longer required to file
Forms 3, 4, and 5 with regard to his or her ownership of or transactions in securities of AOL Inc., unless earlier revoked in writing. The undersigned acknowledges that Ira Parker and Julie Jacobs are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities
Exchange Act of 1934.

                                    By:   /s/ Karen Dykstra
                                          --------------------------------------
                                    Name:     Karen Dykstra

                                    Date: November 13, 2009